Exhibit 10.2

REVOLVING LINE OF CREDIT NOTE

$25,000,000.00	August 28, 2020

FOR VALUE RECEIVED, the undersigned, Flexsteel Industries, Inc., a Minnesota corporation ("Borrower") promises to pay to the order of Dubuque Bank and Trust Company ("Bank") at its office at 1398 Central Avenue, Dubuque, IA  52001, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty-Five Million and 00/100 Dollars ($25,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST:

(a)Interest.  The interest rate on the total outstanding principal balance hereunder shall accrue at an annual rate equal to 1.50% plus the LIBOR Rate.  The “LIBOR Rate” shall mean the London Interbank Offered Rate of interest for U.S. dollar deposits, as published by the ICE Benchmark Administration or any successor thereto, for an Interest Period of one (1) month, on the day that is two London Business Days preceding each Interest Rate Change Date (the “Reset Date”).  Bank will round the LIBOR Rate to the nearest 1/10,000 of 1%.  If the LIBOR Rate becomes unavailable during the term of this loan, Bank shall, in its sole discretion, and in a commercially reasonable manner, designate a substitute rate (plus or minus any applicable spread) that is the substantial economic equivalent of the LIBOR Rate, provided that if the Bank determines there is an industry accepted substitute (plus or minus any applicable spread) that is the economic equivalent of LIBOR, then Bank shall use such substitute rate.  “London Business Day” shall mean any day on which commercial banks in London, England, are open for business.  The LIBOR Rate or any substitute rate are not necessarily the lowest rates charged by Bank on its loans.  The “Interest Rate Change Date” shall mean the first day of an Interest Period.  “Interest Period” shall mean from and including the day of this Note to but excluding September 28, 2020, and then the one month period beginning to the numerically corresponding day of the next succeeding month thereafter until the loan reaches maturity.    Notwithstanding the interest rate specified above, the interest rate will not be less than the annual rate of 3.0%.

If LIBOR is redefined or becomes unavailable, Bank may designate a substitute index deemed acceptable to Bank’s sole discretion and adjust the interest rate spread over the replacement index as deemed necessary by Bank, in Bank’s sole discretion.  The resulting interest rate, however, shall not effect a material change in the overall pricing without the Borrower’s advance written consent.

(b)Payment of Interest.  Interest accrued on this Note shall be payable on the 28th day of each month, commencing September 28, 2020.

(c)Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on August 28, 2022.

(b)Advances.  Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request, via telephone of (i) any person authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  Bank or any holder may rely upon, and shall incur no liability for relying upon, any oral or written request the Bank believes to be genuine and to have been signed, sent or made by an authorized person.  Upon request by Bank, Borrower must promptly confirm each oral notice in writing (which may include e-mail), authenticated by an authorized officer.  If the written confirmation differs in any material respect from the action taken by Bank, the records of the Bank shall govern absent manifest error.

(c)Application of Payments.    Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 28, 2020, as amended from time to time (the "Credit Agreement").  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)Remedies.  Upon the occurrence of an Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Iowa.

(c)Acknowledgment.  Borrower acknowledges receipt of a copy of this Note signed by Borrower.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Flexsteel Industries, Inc.

By: /s/Derek P. Schmidt_________________________

      Derek P. Schmidt,

      Chief Financial Officer & Chief Operating Officer